Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

DILIGENT BOARD MEMBER SERVICES, INC.

Diligent Board Member Services, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

1.                                      That this Certificate of Amendment amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on April 17, 2012, as amended on April 28, 2015 (the “Amended and Restated Certificate”) in the manner set forth herein (the “Amendment”).

2.    That the Board of Directors of the Corporation duly adopted resolutions on May 18, 2015, approving the Amendment, and declaring the Amendment to be advisable and in the best interests of the Corporation and its stockholders, which resolutions setting forth the Amendment are as follows:

RESOLVED, that ARTICLE FIRST of the Corporation’s Amended and Restated Certificate is hereby amended and restated in its entirety as follows:

“FIRST: The name of this corporation is Diligent Corporation (the “Corporation”).”

IT IS RESOLVED FURTHER, that all other provisions of the Amended and Restated Certificate remain in full force and effect.

3.  Pursuant to the foregoing resolutions the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of this corporation on June 2, 2015.

DILIGENT BOARD MEMBER SERVICES, INC.

By:	/s/ Thomas N. Tartaro
	Name:	Thomas N. Tartaro
	Title:	General Counsel, Corporate Secretary and
Executive Vice President